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                                                                      EXHIBIT 11

                               COGNEX CORPORATION
                       COMPUTATION OF PER SHARE EARNINGS


Weighted average common and common share equivalents were computed as follows:


                                                                THREE MONTHS ENDED              SIX MONTHS ENDED
                                                               JULY 2,        JULY 3,         JULY 2,        JULY 3,
                                                                1995           1994            1995           1994
                                                              ----------     ----------      ----------     ----------
                                                                   (UNAUDITED)                     (UNAUDITED)
Weighted average common shares outstanding................    18,892,390     17,180,931      18,854,832     17,126,091
Weighted average options outstanding......................     3,830,982      3,738,398       3,869,397      3,792,530
Shares assumed to be purchased............................    (2,093,146)    (2,601,562)     (2,178,780)    (2,532,387)
                                                              ----------     ----------      ----------     ----------
Primary weighted average common and common share
  equivalents outstanding.................................    20,630,226     18,317,767      20,545,449     18,386,234
Dilutive effect of weighted average shares................       186,807             55         287,317            945
                                                              ----------     ----------      ----------     ----------
Fully diluted weighted average common and common share
  equivalents outstanding.................................    20,817,033     18,317,822      20,832,766     18,387,179
                                                              ==========     ==========      ==========     ==========
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